Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)
			As of June 30,		As of March 31,
	Schedule		2008	2007	2008

SOURCES OF FUNDS
SHAREHOLDERS’ FUNDS
Share capital	1		2,924	2,918	2,923
Shares issuable [Refer Note 19(7)]		540
Shares issuable to controlled trust		(540)	—	—	—

Share application money pending allotment			23	45	40
Reserves and surplus	2		115,412	99,136	113,991

			118,359	102,099	116,954

LOAN FUNDS
Secured loans	3		2,048	1,276	2,072
Unsecured loans	4		48,645	222	42,778

			50,693	1,498	44,850
Minority Interest			135	78	116

			169,187	103,675	161,920

APPLICATION OF FUNDS
FIXED ASSETS
Goodwill			44,847	7,836	42,209
Gross block	5		59,788	38,900	56,280
Less: Accumulated depreciation			30,232	20,055	28,067

Net block			29,556	18,845	28,213
Capital work-in-progress and advances			15,328	11,156	13,370

			89,731	37,837	83,792

INVESTMENTS	6		47,456	26,631	16,022

DEFERRED TAX ASSET (NET)			558	522	529

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7		7,760	4,171	6,664
Sundry debtors	8		43,042	28,958	40,453
Cash and bank balances	9		18,348	18,181	39,270
Loans and advances	10		33,646	20,494	29,610

			102,796	71,804	115,997

LESS: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11		55,692	25,580	39,890
Provisions	12		15,662	7,539	14,530

			71,354	33,119	54,420

NET CURRENT ASSETS			31,442	38,685	61,577

			169,187	103,675	161,920

Notes to Accounts	19
The schedules referred to above form an integral part of the consolidated balance sheet

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Rajesh Arora	Suresh C Senapaty	V Ramachandran	Jagdish Sheth
Partner	Chief Financial Officer	Company Secretary	Director
Membership No. 76124	& Director

Bangalore
July 18, 2008

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

			(Rs. in Million except share data)
					Year ended
			Quarter ended June 30,		March 31,
	Schedule		2008	2007	2008

INCOME
Gross sales and services			60,698	42,756	201,451
Less: Excise duty			333	396	1,655

Net sales and services			60,365	42,360	199,796
Other income	13		506	672	4,174

			60,871	43,032	203,970

EXPENDITURE
Cost of sales and services	14		41,774	29,813	140,244
Selling and marketing expenses	15		4,595	2,882	14,216
General and administrative expenses	16		3,218	2,045	10,750
Interest	17		775	131	1,690

			50,362	34,871	166,900

PROFIT BEFORE TAXATION			10,509	8,161	37,070
Provision for taxation including fringe benefit tax	19	(9)	1,526	1,005	4,550

Profit before minority interest / share in earnings of associates			8,983	7,156	32,520

Minority interest			(12)	3	(24)
Share in earnings of associates			107	97	333

PROFIT FOR THE PERIOD			9,078	7,256	32,829

Appropriations
Interim dividend			—	—	2,919
Proposed dividend			—	—	5,846
Tax on dividend			—	—	1,489

TRANSFER TO GENERAL RESERVE			9,078	7,256	22,575

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2/- each
Basic (in Rs.)			6.25	5.00	22.62
Diluted (in Rs.)			6.21	4.98	22.51

Number of shares for calculating EPS
Basic			1,453,624,239	1,451,056,810	1,451,127,719
Diluted			1,461,042,661	1,457,797,939	1,458,239,060

Notes to Accounts	19
The schedules referred to above form an integral part of the consolidated profit and loss account

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Rajesh Arora	Suresh C Senapaty	V Ramachandran	Jagdish Sheth
Partner	Chief Financial Officer	Company Secretary	Director
Membership No. 76124	& Director

Bangalore
July 18, 2008

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

	Quarter Ended June 30,		Year ended March 31,
	2008	2007	2008

A. Cash flows from operating activities:
Profit before tax	10,509	8,161	37,070

Adjustments:

Depreciation and amortization	1,578	1,176	5,359
Amortisation of stock compensation	433	286	1,166
Unrealised exchange differences — net	697	(406)	(595)
Interest on borrowings	775	131	1,690
Dividend / interest — net	(918)	(648)	(2,802)
(Profit) / Loss on sale of investments	(142)	(351)	(771)
Gain on sale of fixed assets	(5)	(159)	(174)
Working capital changes:
Trade and other receivable	(5,430)	(1,096)	(11,885)
Loans and advances	(1,982)	(963)	(5,157)
Inventories	(1,096)	(20)	(1,565)
Trade and other payables	3,986	(1,513)	6,182

Net cash generated from operations	8,405	4,598	28,518
Direct taxes paid, net of refunds	1,427	(1,264)	(5,459)

Net cash generated by operating activities	9,832	3,334	23,059

B. Cash flows from investing activities:

Acquisition of property, fixed assets plant and equipment (including advances)	(4,208)	(2,979)	(14,226)
Proceeds from sale of fixed assets	91	232	479
Purchase of investments	(131,096)	(32,373)	(231,684)
Proceeds on sale / from maturities on investments	99,912	39,438	250,013
Intercorporate deposit	(250)	150	150
Net payment for acquisition of businesses	(81)	(65)	(32,790)
Dividend / interest income received	918	503	2,490

Net cash generated by / (used in) investing activities	(34,714)	4,906	(25,568)

C. Cash flows from financing activities:

Proceeds from exercise of employee stock option	27	4	541
Share application money pending allotment	23	45	40
Interest paid on borrowings	(775)	(131)	(1,690)
Dividends paid (including distribution tax)	—	(7,509)	(12,632)
Repayment of borrowings / loans	(15,502)	(574)	(74,970)
Proceeds of borrowings / loans	19,782	(1,755)	110,641
Proceeds from issuance of shares by subsidiary	—	54	55

Net cash generated by / (used in) financing activities	3,555	(9,866)	21,985

Net (decrease) / increase in cash and cash equivalents during the period	(21,327)	(1,626)	19,476
Cash and cash equivalents at the beginning of the period	39,270	19,822	19,822
Effect of translation of cash balance	405	(15)	(28)

Cash and cash equivalents at the end of the period	18,348	18,181	39,270

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Rajesh Arora	Suresh C Senapaty	V Ramachandran	Jagdish Sheth
Partner	Chief Financial Officer	Company Secretary	Director
Membership No. 76124	& Director

Bangalore
July 18, 2008

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million except share data)
	As of June 30,		As of March 31,
	2008	2007	2008

SCHEDULE 1 SHARE CAPITAL

Authorised capital
1,650,000,000 (2007 & 2008: 1,650,000,000) equity shares of Rs. 2 each	3,300	3,300	3,300
25,000,000 (2007 & 2008: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250	250	250

	3,550	3,550	3,550

Issued, subscribed and paid-up capital

1,462,008,502 ( 2007: 1,459,113,115, 2008: 1,461,453,320) equity shares of Rs. 2 each [Refer Note 19 (2)]	2,924	2,918	2,923

	2,924	2,918	2,923

SCHEDULE 2 RESERVES AND SURPLUS

Capital reserve
Balance brought forward from previous period	1,144	47	47
Addition during the period	—	—	1,097

	1,144	47	1,144

Securities premium account
Balance brought forward from previous period	25,373	24,530	24,530
Add: Exercise of stock options by employees	258	42	843

	25,631	24,572	25,373

Translation reserve
Balance brought forward from previous period	(10)	(247)	(247)
Movement during the period	183	(461)	237

	173	(708)	(10)

Restricted stock units reserve [Refer note 19(8)]
Employee Stock Options Outstanding	8,183	5,127	5,023
Less: Deferred Employee Compensation Expense	6,126	3,922	3,206

	2,057	1,205	1,817

General reserve
Balance brought forward from previous period	86,764	67,790	67,790
Additions [Refer note 19 (3) (ii)]	8,987	5,880	18,974

	95,751	73,670	86,764

Unrealised gains/(losses)

Hedging reserve [Refer note 19(5)]
Unrealised gain/(loss) on cash flow hedging derivatives, net	(9,344)	350	(1,097)

Summary of reserves and surplus
Balance brought forward from previous period	113,991	93,042	93,042
Additions	9,668	6,555	22,046
Deletions	(8,247)	(461)	(1,097)

	115,412	99,136	113,991

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of June 30,		As of March 31,
	2008	2007	2008

SCHEDULE 3 SECURED LOANS

Term loans [1]	507	604	513
Cash credit facilities [1]	519	651	535
Finance lease obligation	1,022	21	1,024

	2,048	1,276	2,072

1   Term loans and cash credit facility are secured by hypothecation of stock-in-trade, book debts, immovable/movable properties and other assets

SCHEDULE 4 UNSECURED LOANS

External Commercial Borrowings	14,192	—	14,070
Borrowing from banks	33,955	176	28,368
Loan from financial institutions	399	—	245
Interest free loan from State Governments	41	46	41
Others	58	—	54

	48,645	222	42,778

SCHEDULE 5 FIXED ASSETS

(Rs. in Million)
PARTICULARS	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
	As of April		Deductions/	As of June	As of April	Depreciation	Deductions /	As of June	As of June	As of March
	1, 2008	Additions	adjustments [2]	30, 2008	1, 2008	for the period	adjustments [2]	30, 2008	30, 2008	31, 2008

(a) Tangible fixed assets
Land (including leasehold)	2,744	399	(13)	3,156	8	—	—	8	3,148	2,736
Buildings	10,000	364	(145)	10,509	1,238	67	60	1,365	9,144	8,762
Plant & machinery [3]	31,029	1,205	(633)	32,867	20,162	1,165	389	21,716	11,151	10,867
Furniture, fixture and equipments	7,302	452	(121)	7,875	4,368	182	113	4,663	3,212	2,934
Vehicles	2,566	168	73	2,661	1,416	126	(40)	1,502	1,159	1,150

(b) Intangible fixed assets
Technical know-how	359	—	(23)	382	345	—	36	381	1	14
Patents, trade marks and rights	2,280	—	(58)	2,338	530	38	29	597	1,741	1,750

Previous year - 31 March 2008	56,280	2,588	(920)	59,788	28,067	1,578	587	30,232	29,556	28,213

	37,287	19,729	736	56,280	18,993	5,359	3,715	28,067	28,213

[2]	- Adjustments include effect of foreign exchange translation

[3]	- Plant and machinery includes computers and computer software.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of June 30,		As of March 31,
	2008	2007	2008

SCHEDULE 6 INVESTMENTS

Investments

Investments Long Term — unquoted
Investment in Associates
Wipro GE Medical Systems Private Ltd [4] [Refer note 19(6)]	1,451	1,107	1,343

	1,451	1,107	1,343

Other Investments — unquoted	362	363	362

Current Investments — quoted
Investments in Indian money market mutual funds	45,643	25,161	14,317

	45,643	25,161	14,317

	47,456	26,631	16,022

4 Equity investments in this company carry certain restrictions on transfer of shares that are normally provided for in shareholders’ agreements

SCHEDULE 7 INVENTORIES
Finished goods	3,117	1,353	2,181
Raw materials	3,518	1,890	2,950
Stock in process	664	638	1,078
Stores and spares	461	290	455

	7,760	4,171	6,664

SCHEDULE 8 SUNDRY DEBTORS
(Unsecured)
Debts outstanding for a period exceeding six months
Considered good	5,039	1,380	3,109
Considered doubtful	1,192	1,336	1,096

	6,231	2,716	4,205

Other debts
Considered good	38,003	27,578	37,344
Considered doubtful	43	3	—

	44,277	30,297	41,549

Less: Allowance for doubtful debts	1,235	1,339	1,096

	43,042	28,958	40,453

SCHEDULE 9 CASH AND BANK BALANCES
Balances with bank:
In current account	7,033	5,747	10,209
In deposit account	10,189	11,911	28,078
Cash, cheques on hand and funds in transit	1,126	523	983

	18,348	18,181	39,270

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of June 30,	As of March 31,
	2008	2007	2008
SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Advances recoverable in cash or in kind or for value to be received Considered good
- Prepaid expenses	3,870	1,782	2,800
- Advance to suppliers / expenses	1,636	816	1,402
- Employee travel & other advances	1,559	1,060	1,503
- Derivative asset	1,726	492	938
- Others	5,099	2,400	4,378

	13,890	6,550	11,021
Considered doubtful	169	193	169

	14,059	6,743	11,190
Less: Provision for doubtful advances	169	193	169

	13,890	6,550	11,021

Other deposits	1,250	1,685	1,911
Advance income tax	5,266	5,261	7,116
Inter corporate deposit	750	500	500
Balances with excise and customs	598	331	548
Unbilled revenue	11,892	6,167	8,514

	33,646	20,494	29,610

SCHEDULE 11 LIABILITIES
Acquisition related liabilities	—	—	207
Accrued expenses and statutory liabilities	20,794	13,498	18,115
Sundry creditors	15,184	9,363	13,082
Unearned revenues	4,709	1,152	4,269
Advances from customers	1,758	1,487	1,642
Derivative liability	13,243	76	2,571
Unclaimed dividends	4	4	4

	55,692	25,580	39,890

SCHEDULE 12 PROVISIONS
Employee retirement benefits	2,629	1,857	2,737
Warranty provision	930	811	941
Provision for tax	5,264	3,164	4,013
Proposed dividend	5,846	1,459	5,846
Tax on dividend	993	248	993

	15,662	7,539	14,530

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

			(Rs. in Million)
			Year ended
	Quarter ended June 30,		March 31,
	2008	2007	2008

SCHEDULE 13 OTHER INCOME

Dividend on mutual fund units	574	354	1,428
Profit on sale of invetsments	142	351	771
Interest on debt instruments and others	344	294	1,576
Exchange differences — net	(697)	(571)	(423)
Miscellaneous income	143	244	822

	506	672	4,174

SCHEDULE 14 COST OF SALES AND SERVICES

Employee compensation costs	21,359	15,730	70,655
Raw materials, finished and process stocks (refer Schedule 18)	10,582	7,297	36,263
Sub contracting / technical fees / third party application	2,782	2,071	10,911
Travel	1,520	1,028	5,010
Depreciation	1,471	1,096	4,965
Repairs	1,068	579	2,686
Communication	591	388	1,970
Power and fuel	424	338	1,532
Outsourced technical services	334	238	1,109
Rent	372	268	1,286
Stores and spares	240	227	946
Insurance	99	49	238
Rates and taxes	80	21	137
Miscellaneous	852	483	2,536

	41,774	29,813	140,244

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
			Year ended
	Quarter ended June 30,		March 31,
	2008	2007	2008

SCHEDULE 15 SELLING AND MARKETING EXPENSES

Employee compensation costs	2,286	1,417	7,045
Advertisement and sales promotion	931	395	2,385
Travel	307	310	1,023
Carriage and freight	265	275	1,137
Commission on sales	185	64	585
Rent	133	106	470
Communication	80	82	349
Conveyance	41	30	136
Depreciation	70	53	245
Repairs to buildings	29	11	79
Insurance	12	10	35
Rates and taxes	7	8	34
Miscellaneous expenses	249	121	693

	4,595	2,882	14,216

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES

Employee compensation costs	1,528	941	5,026
Travel	368	252	1,198
Repairs and mantainance	154	125	565
Provision for bad debts	139	94	289
Manpower outside services	57	45	223
Depreciation	37	27	148
Rates and taxes	9	14	57
Insurance	26	19	81
Rent	61	20	124
Auditors’ remuneration
Audit fees	5	4	24
For certification including tax audit	—	—	2
Out of pocket expenses	1	1	2
Miscellaneous expenses	833	503	3,011

	3,218	2,045	10,750

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
			Year ended
	Quarter ended June 30,		March 31,
	2008	2007	2008

SCHEDULE 17 INTEREST

Cash credit and others	775	131	1,690

SCHEDULE 18

RAW MATERIALS, FINISHED AND PROCESSED STOCKS

Consumption of raw materials and bought out components :

Opening stocks	2,950	1,584	1,584
Add: Stock taken over on acquisition	—	—	380
Add: Purchases	5,350	4,634	18,076
Less: Closing stocks	3,518	1,890	2,950

	4,782	4,328	17,090

Purchase of finished products for sale	6,322	2,692	19,576

(Increase) / Decrease in finished and process stocks :
Opening stock : In process	1,078	491	491
: Finished products	2,181	1,777	1,777
Stock taken over on acquisition : In process	—	—	8
: Finished products	—	—	580
Less: Closing stock : In process	664	638	1,078
: Finished products	3,117	1,353	2,181

	(522)	277	(403)

	10,582	7,297	36,263

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 19 — NOTES TO

ACCOUNTS Company overview

Wipro Limited (Wipro), together with its subsidiaries and associates (collectively, the Company or the group) is a leading India based provider of IT Services, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as IT Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.

1.	Significant accounting policies

i	Basis of preparation of financial statements

The condensed consolidated financial statements (financial statements) are prepared in accordance with Indian Generally Accepted Accounting Principles (GAAP) under the historical cost convention on accrual basis. GAAP comprises Accounting Standards (AS) issued by the Institute of Chartered Accountants of India (ICAI) and other generally accepted accounting principles in India. The recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting, issued by ICAI have been followed for these financial statements. These financial statements should be read in conjunction with the consolidated annual financial statements of the Company for the year ended as at March 31, 2008. The accounting policies followed in preparation of the financial statements are consistent with those followed in the preparation of the consolidated annual financial statements. Effective April 1, 2008 the Company adopted Accounting Standard 30, Financial Instruments: Recognition and Measurement (AS 30). The adoption of AS 30 has been described in Note 4 of the notes to accounts.

ii.	Principles of consolidation

The financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.

The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances / transactions and resulting unrealized gain / loss.

The financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.

iii.	Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

iv.	Goodwill

Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.

v.	Fixed assets, intangible assets and work-in-progress

Fixed assets are stated at historical cost less accumulated depreciation.

Interest on borrowed money allocated to and utilized for qualifying fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on direct finance lease are capitalized at the gross value and interest thereon is charged to profit and loss account.

Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work -in-progress. Lease payments under operating lease are recognised as an expense in the profit and loss account.

Payments for leasehold land are amortised over the period of lease.

vi.	Investments

Long term investments (other than investment in associate) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of other than temporary nature. Short term investments are valued at lower of cost and net realizable value.

Investment in associate is accounted under the equity method.

vii.	Inventories

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.

viii.	Provisions and contingent liabilities

The Company creates a provision when there is a present obligation as a result of an obligating event that probably requires an outflow of resources and a reliable estimate can be made o f the amount of the outflow.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

ix.	Revenue recognition

Services:

Revenue from Software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts is recognised as related services are performed. Revenue from fixed-price, fixed-time frame contracts is generally recognised in accordance with the “Percentage of Completion” method.

Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognised as the related services are performed, in accordance with the specific terms of the contract with the customers.

Revenue from application maintenance services is recognized over the period of the contract.

Revenue from customer training, support and other services is recognised as the related services are performed.

Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates.

‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Products:

Revenue from sale of products is recognised, in accordance with the sales contract, on dispatch from the factories/ warehouse of the Company. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.

Others:

Agency commission is accrued when shipment of consignment is dispatched by the principal.

Profit on sale of investments is recorded upon transfer of title by the Company. It is determined as the difference between the sales price and the then carrying amount of the investment.

Interest is recognised using the time-proportion method, based on rates implicit in the transaction.

Dividend income is recognised where the Company’s right to receive dividend is established.

Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.

Other income is recognised on accrual basis.

x.	Warranty cost

The Company accrues the estimated cost of warranties at the time when the revenue is recognised. The accruals are based on the Company’s historical experience of material usage and service delivery costs.

xi.	Foreign currency transactions

The Company is exposed to currency fluctuations on foreign currency transactions. Foreign currency transactions are accounted in the books of accounts at the average rate for the month.

Transaction:

The difference between the rate at which foreign currency transactions are accounted and the rate at which they are realized is recognised in the profit and loss account.

Translation:

Monetary foreign currency assets and liabilities at period-end are translated at the closing rate. The difference arising from the translation is recognised in the profit and loss account, except for the exchange difference arising on monetary items that qualify as hedging instruments in a cash flow hedge or hedge of a net investment. In such cases the exchange difference is initially recognized in hedging reserve or translation reserve respectively. Such exchange differences are subsequently recognized in the profit and loss account on occurrence of the underlying hedged transaction or on disposal of the investment respectively.

Integral operations:

In respect of integral operations, monetary assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. Non-monetary items are translated at the historical rate. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are recognised in the profit and loss account.

Non-integral operations:

In respect of non-integral operations, assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
xii.	Financial Instruments

Derivative financial instruments and Hedge accounting:

The Company is exposed to foreign currency fluctuations on foreign currency asse ts, liabilities, net investment in a foreign operation and forecasted cash flows denominated in foreign currency. The Company limits the effects of foreign exchange rate fluctuations by following established risk management policies including the use of derivatives. The Company enters into derivative financial instruments, where the counterparty is a bank.

Effective 1 April, 2007, based on the recognition and measurement principles set out in the AS 30, changes in the fair values of derivative financial instruments designated as cash flow hedges are recognized directly in shareholders’ funds and are reclassified into the profit and loss account upon the occurrence of the hedged transaction. The Company also designated derivative financial instruments as hedges of net investment in non-integral foreign operation. The portion of the changes in fair value of derivative financial instruments that is determined to be an effective hedge is recognised in the shareholders’ funds and would be recognised in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hedges are recognized in the profit and loss account as they arise.

On 1 April 2008, the Company early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30. AS 30 states that particular sections of other accounting standards; Accounting Standard (AS) 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, Accounting Standard (AS) 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and Accounting Standard (AS) 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, will stand withdrawn from the date AS 30 becomes mandatory.

Accordingly, the Company continues to comply with the guidance under these accounting standards; AS 4 — relating to Contingencies, AS 11 — relating to Forward contracts and AS 13 until AS 30 becomes mandatory.

The impact of adoption of AS 30 has been described in Note 4 of the notes to accounts.

Non-Derivative Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets of the Company mainly include cash and bank balances, sundry debtors, unbilled revenues, finance lease receivables, employee travel and other advances, other loans and advances and derivative financial instruments with a positive fair value. Financial liabilities of the Company mainly comprise secured and unsecured loans, sundry creditors, accrued expenses and derivative financial instruments with a negative fair value. Financial assets / liabilities are recognized on the balance sheet when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when all of risks and rewards of the ownership have been transferred.

The transfer of risks and rewards is evaluated by comparing the exposure, before and after the transfer, with the variability in the amounts and timing of the net cash flows of the transferred assets

Short-term receivables with no stated interest rates are measured at original invoice amount, if the effect of discounting is immaterial. Non-interest-bearing deposits are discounted to their present value.

The Company measures the financial liabilities, except for derivative financial liabilities at amortized cost using the effective interest method. The Company measures the short-term payables with no stated rate of interest at original invoice amount, if the effect of discounting is immaterial.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
xiii.	Depreciation and amortization

Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. In some cases, assets are depreciated at the rates which are higher than Schedule XIV rates to reflect the economic life of asset. Management estimates the useful life of various assets as follows:

Nature of asset	Life of asset

Building	30 – 60 years
Plant and machinery	5 – 21 years
Office equipment	3 – 10 years
Vehicles	4 years
Furniture and fixtures	3 – 10 years
Data processing equipment and software	2 – 6 years
Fixed assets individually costing Rs. 5,000/- or less are depreciated at 100%.

Assets under capital lease are amortised over their estimated useful life or the lease term, whichever is lower. Intangible assets are amortized over their estimated useful life. For various brands acquired by the Company, the estimated useful life has been determined ranging between 20 to 25 years based on expected life, performance, market share, niche focus and longevity of the brand. Accordingly, such intangible assets are being amortised over the determined useful life.

xiv.	Impairment of assets

Financial assets:

The Company assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired. If any such indication exists, the Company estimates the amount of impairment loss. The amount of loss for short-term receivables is measured as the difference between the assets carrying amount and undiscounted amount of future cash flows. Reduction, if any, is recognized in the profit and loss account. If at the balance sheet date there is any indication that if a previously assessed impairment loss no longer exists, the recognised impairment loss is reversed, subject to maximum of initial carrying amount of the short-term receivable.

Other than financial assets:

The Company assesses at each balance sheet date whether there is any indication that a non-financial asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

xv.	Provision for retirement benefits

Provident fund:

Employees receive benefits from a provident fund. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Compensated absences:

The employees of the Company are entitled to compensated absence. The employees can carry-forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date.

Gratuity:

In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liability with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC).

Superannuation:

Apart from being covered under the Gratuity Plan described above, the employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC & ICICI Prudential Insurance Company Limited. The Company makes annual contributions based on a specified percentage of each covered employee’s salary.

xvi.	Employee stock options

The Company determines the compensation cost based on the intrinsic value method. The compensation cost is amortised on a straight line basis over the vesting period.

xvii.	Research and development

Revenue expenditure on research and development is charged to profit and loss account and capital expenditure is shown as addition to fixed assets.

xviii.	Income tax & Fringe benefit tax

Income tax:

The current charge for income taxes is calculated in accordance with the relevant tax regulations.

The income tax provision for the interim period is made based on the best estimate of the annual average tax rate expected to be applicable for the full fiscal year.

Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Company.

Deferred taxes are recognised in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period. For this purpose, reversal of timing difference is determined using FIFO method.

Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/ substantive enactment date.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized.

Deferred tax assets are reassessed for the appropriateness of their respective carrying amounts at each balance sheet date.

Fringe benefit tax:

The Fringe Benefit Tax (FBT) is accounted for in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI. The provision for FBT is reported under income taxes.

xix.	Earnings per share

Basic:

The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period.

Diluted:

The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares.

Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issued.

xx.	Cash flow statement

Cash flows are reported using the indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

NOTES TO ACCOUNTS
2.	The following are the details for 1,462,008,502 (2007: 1,459,113,115, 2008: 1,461,453,320) equity shares as of June 30, 2008.

No. of shares	Description

1,398,430,659
Equity shares / American Depository Receipts (ADRs) (2007 & 2008: 1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalization of Securities premium account and Capital redemption reserve

1,325,525	Equity shares (2007 & 2008: 1,325,525) have been allotted as fully paid -up, pursuant to a scheme of amalgamation, without payment being received in cash

3,162,500	Equity shares (2007 & 2008: 3,162,500) representing American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company

58,164,818	Equity shares (2007: 55,269,431 & 2008: 57,609,636) issued pursuant to Employee Stock Option Plan

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
3.	Note on Reserves and Surplus
i)	Restricted stock units reserve includes Deferred Employee Compensation, which represents future charge to profit and loss account and employee stock options outstanding to be treated as securities premium at the time of allotment of shares.
ii)	Additions to General Reserve include:

	(Rs. in Million)
			For the
Particulars	For the quarter ended		year ended
	June	June 30,	March 31,
	30, 2008	2007	2008

a) Transfer from profit and loss account	9,078	7,256	22,575
b) Adjustment on account of amalgamation	—	(1,376)	(3,601)
c) Transition adjustment on adoption of AS 30	(91)	—	—

	8,987	5,880	18,974

4.	Adoption of AS 30

In December 2007, the ICAI issued Accounting Standard (AS) 30, Financial Instruments: Recognition and Measurement. Although AS 30 becomes recommendatory in respect of accounting periods commencing on or after April 1, 2009 and mandatory in respect of accounting periods commencing on or after April 1, 2011, in March 2008 the ICAI announced that the earlier adoption of AS 30 is encouraged.

On April 1, 2008, the Company early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30.

AS 30 states that particular sections of other accounting standards; Accounting Standard (AS) 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, Accounting Standard (AS) 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and Accounting Standard (AS) 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, would stand withdrawn from the date AS 30 becomes mandatory.

Accordingly, the Company continues to comply with the guidance under these accounting standards; AS 4 — relating to Contingencies, AS 11 — relating to Forward Contracts and AS 13 until AS 30 becomes mandatory.

Until March 31, 2008 the Company applied the recognition and measurement principles as set out in AS 30 in accounting for derivatives and hedge accounting. Changes in the fair values of derivative financial instruments designated as cash flow hedges were recognized directly in shareholders’ funds and reclassified into the profit and loss account upon the occurrence of the hedged transaction. The Company also designated derivative financial instruments as hedges of net investments in non-integral foreign operation. The portion of the changes in fair value of derivative financial instruments that was determined to be an effective hedge is recognised in the shareholders’ funds and was recognised in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hedges were recognized in the profit and loss account as they arose.

As the Company was applying the transitional principles of AS 30 in respect of its accounting for derivative financial instruments in relation to derivative and hedge accounting, the early adoption of AS 30 did not have a material impact on the Company.

As permitted by AS 30 and the consequent limited revisions to other accounting standards; during the quarter ended June 30, 2008 the Company designated a yen-denominated foreign currency borrowing along with a floating-for-floating Cross-Currency Swap (CCS), as a hedging instrument to hedge its net investment in a non-integral foreign operation. Accordingly the translation loss on the foreign currency borrowings and portion of the

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
changes in fair value of CCS which are determined to be effective hedge of net investment in non-integral foreign operations aggregating to Rs. 660 million is recognized in shareholders’ funds and would be transferred to profit and loss account upon sale or disposal or non-integral foreign operations.

If the Company had continued to apply the provisions of AS 11 to the foreign currency borrowing and not considered it as hedge of net investment as permitted under AS 30 and the consequent limited revision to other accounting standards, the translation loss on the foreign currency borrowing would have been recorded in the profit and loss account. Consequently, the foreign currency borrowing combined with CCS would not have qualified for hedge accounting and therefore changes in fair value of CCS would also have been recorded in profit and loss account. As a result profit after tax for the quarter ended June 30, 2008 would have been lower by Rs. 660 million.

5.	Derivatives

As of June 30, 2008 the Company had derivative financial instruments to sell USD 2,639 Million, GBP 75 Million, EUR 18 Million and JPY 7,682 Million relating to highly probable forecasted transactions. As of March 31, 2008 the Company had derivative financial instruments to sell USD 2,497 Million, GBP 84 Million, EUR 24 Million and JPY 7,682 Million relating to highly probable forecasted transactions. As of June 30, 2008 the Company has recognised mark-to-market losses of Rs. 9,344 Million (2008: Rs. 1,097 Million) relating to derivative financial instruments that are designated as effective cash flow hedges in the shareholders’ funds.

In addition, as of June 30, 2008 the Company had derivative financial instruments to sell USD 306 Million and EUR 65 Million designated as hedge of net investment in non-integral foreign operations. Further, the Company designated a yen-denominated foreign currency borrowing amounting to Yen 28 Billion along with a related floating-for-floating Cross-Currency Swap (CCS), as hedging instrument to hedge net investment in non-integral foreign operation. The Company has recognized mark-to-market losses of Rs 3,273 Million (2008: Rs.495 Million) relating to the above financial instruments that are designated as hedges of net investment in non-integral foreign operations in translation reserve in the shareholder’s funds.

As of June 30, 2008 the Company had undesignated derivative financial instruments to sell USD 266 Million, GBP 55 Million and EUR 33 Million. As of March 31, 2008 the Company had undesignated derivative financial instruments to sell USD 414 Million, GBP 58 Million and EUR 39 Million. As of June 30, 2008 the Company has recognized mark-to-market gain/ (losses) on such derivative financial instruments through the profit and loss account.

6.	The Company has a 49% equity interest in Wipro GE Healthcare Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interests in Joint Ventures”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements is carried out as per the equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

7.	In March 2008, pursuant to the scheme of amalgamation approved by the Honorable High Court of Karnataka and High Court of Judicature at Bombay, the Company has merged mPower Software Services India Private Limited (‘mPower’), mPact Technology Service Private Limited (‘mPact’) and cMango India Private Limited (‘cMango’) with the Company retrospectively from 1 April 2007, the Appointed Date. mPower, mPact and cMango were fully held by Wipro Inc, which in turn is a wholly owned subsidiary of the Company. Pursuant to the scheme of amalgamation, the Company will issue 968,803 fully-paid equity shares with a market value as on April 1, 2007 of Rs. 540 Million as consideration to a controlled trust to be held for the benefit of Wipro Inc.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
8.	Employee stock option

i)	Employees covered under Stock Option Plans and Resticted Stock Unit (RSU) Option Plans are granted an option to purchase shares of the Company at the respective exercise prices, subject to requirements of vesting conditions. These options generally vest over a period of five years from the date of grant. Upon vesting, the employees can acquire one equity share for every option. The maximum contractual term for aforementioned stock option plans is generally 10 years.

ii)	The stock compensation cost is computed under the intrinsic value method and amortised on a straight line basis over the total vesting period of five years. The Company has granted 8,311,634 Options under RSU Options Plan and 120,000 options under Stock Options Plan during the quarter ended June 30, 2008.

For the quarter ended June 30, 2008 the Company has recorded stock compensation expense of Rs. 433 Million (2007: Rs.286 Million, 2008: Rs.1,166 Million).

The Company has been advised by external counsel that the straight line amortization over the total vesting period complies with the SEBI Employee Stock Option Scheme Guidelines 1999, as amended. However, an alternative interpretation of the SEBI guidelines could result in amortization of the cost on an accelerated basis. If the Company were to amortize the cost on an accelerated basis, profit after taxation for the quarter ended June 30, 2008 would have been lower by Rs.153 Million (2007: Rs.76 Million, 2008: Rs.231 Million) .This would effectively increase/ decrease, as the case may be, the profit after taxation in later periods by similar amounts.

iii)	The Finance Act, 2007 has introduced Fringe Benefit Tax (FBT) on employee stock options. The difference between the fair value of the underlying share on the date of vesting and the exercise price paid by the employee is subject to FBT. The Company recovers such tax from the employee. During the quarter ended June 30, 2008 the Company has recognised FBT liability and related recovery of Rs 46 Million arising from the exercise of stock options. The Company’s obligation to pay FBT arises only upon the exercise of stock options.

9.	Income Tax

Provision for tax has been allocated as follows:

			(Rs in Million)

	Quarter ended		Year Ended
	June 30,		March 31,
Particulars	2008	2007	2008

Net current tax	1,456	885	4,194
Deferred tax	(29)	55	62
Fringe benefit tax	99	65	294

Total income taxes	1,526	1,005	4,550

10.	The Company had received tax demands from the Indian income tax authorities for the financial years ended March 31, 2001, 2002, 2003 and 2004 aggregating to Rs. 11,127 Million (including interest of Rs. 1,503 Million). The tax demand was primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The appeals filed by the Company for the above years to the first appellate authority were allowed in favour of the Company, thus deleting substantial portion of the demand raised by the Income tax authorities. On further appeal filed by the income tax authorities, in June 2008 the second appellate authority upheld the claim of the company for years ended March 31, 2001 and 2002. The Income tax authorities have filed similar appeals for years ended March 31, 2003 and 2004 which are pending before the second appellate authority.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Considering the facts and nature of disallowance and the order of the appellate authorities upholding the claims of the Company for earlier years, the Company believes that the final outcome of the above disputes should be in favour of the Company and there should not be any material impact on the financial statements.

11.	The list of subsidiaries is given below :

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
Wipro Inc.			USA
	Enthink Inc.		USA
	Infocrossing Inc		USA
		Infocrossing EAS, Inc.,	USA
		Infocrossing Services, Inc.	USA
		Infocrossing West, Inc. (A)	USA
		Infocrossing Healthcare Services, Inc.	USA
		Infocrossing, LLC, (A)	USA
		Infocrossing iConnection, Inc.,	USA
cMango Pte Limited			Singapore
Wipro Japan KK			Japan
Wipro Shanghai Limited			China
Wipro Trademarks Holding Limited			India
	Cygnus Negri Investments Private Limited		India
Wipro Travel Services Limited			India
Wipro Consumer Care Limited			India
Wipro Holdings (Mauritius) Limited			Mauritius
	Wipro Holdings UK Limited		UK
		Wipro Technologies UK Limited	UK
		BVPENTEBeteiligungsve rwaltung GmbH	Austria
		New Logic Technologies GmbH	Austria
		NewLogic Technologies SARL	France
		3D Networks FZ-LLC	Dubai
		3D Networks (UK) Limited	UK
Wipro Cyprus Private Limited			Cyprus
	Wipro Technologies S.A DE C.V		Mexico
	Wipro BPO Philippines LTD. Inc		Philippines
	Wipro Holdings Hungary Korlátolt Felel•sség• Társaság		Hungary
	Wipro Information Technology Egypt SAE		Egypt
	Wipro Arabia Limited (a)		Dubai
	RetailBox BV		Netherlands
		Enabler Informatica SA	Portugal

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
		Enabler France SAS	France
		Enabler UK Ltd	UK
		Enabler Brasil Ltd	Brazil
		Enabler & Retail Consult GmbH	Germany
		Wipro Technologies Limited, Russia	Russia
	Wipro Technologies OY (formerly Saraware OY)		Finland
Wipro Infrastructure Engineering AB (formerly
	Hydrauto Group AB)		Sweden
		Wipro Infrastructure Engineering OY (formerly Hydrauto OY Ab Pernion)	Finland
		Hydrauto Celka San ve Tic	Turkey
	Wipro Technologies SRL		Romania
	Wipro Singapore Pte Limited		Singapore
		Unza Holdings Limited (A)	Singapore
		Wipro Technocentre (Singapore) Pte Limited	Singapore
Wipro Australia Pty Limited			Australia
3D Networks Pte Limited			Singapore
Planet PSG Pte Limited			Singapore
	Planet PSG SDN BHD		Malaysia
Spectramind Inc			USA
Wipro Chandrika Limited (b)			India
WMNETSERV Limited			Cyprus
	WMNETSERV (UK) Ltd.		UK
	WMNETSERV INC.		USA

All the above subsidiaries are 100% held by the Company except the following:

a)	66.67% held in Wipro Arabia Limited

b)	90% held in Wipro Chandrika Limited

(A)	Step Subsidiary details of Infocrossing West, Inc., Infocrossing, LLC, and Unza Holdings Limited are as follows :

Country of
Step subsidiaries	Step subsidiaries	Incorporation
Infocrossing West, Inc.		USA
	Infocrossing Services West, Inc.	USA
Infocrossing, LLC,		USA
	Infocrossing Services Southeast, Inc.	USA
Unza Company Pte Ltd		Singapore
Unza Indochina Pte Ltd		Singapore
	Unza Vietnam Co., Ltd	Vietnam
Unza Cathay Ltd		Hong Kong
Unza China Ltd		Hong Kong
	Dongguan Unza Consumer Products Ltd.	China

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Step subsidiaries	Step subsidiaries		Incorporation
PT Unza Vitalis			Indonesia
Unza Thailand Limited			Thailand
Unza Overseas Ltd			British virgin islands
Unza Africa Limited			Nigeria
Unza Middle East Ltd			British virgin islands
Unza International Limited			British virgin islands
Positive Equity Sdn Bhd			Malaysia
Unza Nusantara Sdn Bhd			Malaysia
	Unza Holdings Sdn Bhd		Malaysia
	Unza Malaysia Sdn Bhd		Malaysia
		UAA Sdn Bhd	Malaysia
	Manufacturing Services Sdn Bhd		Malaysia
		Shubido Pacific Sdn Bhd	Malaysia
	Gervas Corporation Sdn Bhd		Malaysia
		Gervas (B) Sdn Bhd	Malaysia
	Formapac Sdn Bhd		Malaysia

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
12.	The segment information for the quarter ended June 30, 2008, June 30, 2007 and year ended March 31, 2008 is as follows:

Until March 31, 2008 the Company was reporting Global IT Services & Products (comprising of IT Services & Products and BPO Services segments), India & AsiaPac IT Services & Products, Consumer Care & Lighting and Others.

In April 2008 the Company re-organized its IT businesses by combining the Global IT Services & Products and the India & AsiaPac IT Services & Products businesses and appointed joint CEOs for the combined IT business. Consequent to the re-organization of the Company, the Company changed its system of internal financial reporting to the board of directors and the chief executive officer wherein the financial results are reported as IT Services and IT Products. Accordingly, the Company identified IT services and IT products as reportable segments. There is no change in the reportable segments for other businesses.

Segment information in respect of earlier period has been revised to conform to the presentation as per current reportable segments.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT OF WIPRO LIMITED AND SUBSIDIARIES

				Rs. in Million
				Year ended
	Quarter Ended June 30			March 31,
Particulars	2008	2007	Growth %	2008
Revenues
IT Services	44,045	31,597	39%	146,626
IT Products	7,463	5,175	44%	26,400
Consumer Care and Lighting	5,127	2,343	119%	15,207
Others	3,286	2,738	20%	11,691
Eliminations	(254)	(63)		(349)

TOTAL	59,667	41,789	43%	199,575

Profit before Interest and Tax — PBIT
IT Services	9,186	6,695	37%	31,290
IT Products	249	234	7%	1,227
Consumer Care and Lighting	609	305	100%	1,900
Others	180	59		770

TOTAL	10,224	7,293	40%	35,187

Interest (Net) and Other Income	285	868		1,883

Profit Before Tax	10,509	8,161	29%	37,070

Income Tax expense including Fringe Benefit Tax	(1,526)	(1,005)		(4,550)

Profit before Share in earnings of associates and minority interest	8,983	7,156	26%	32,520
Share in earnings of associates	107	97		333
Minority interest	(12)	3		(24)

PROFIT AFTER TAX	9,078	7,256	25%	32,829

Operating Margin
IT Services	21%	21%		21%
IT Products	3%	5%		5%
Consumer Care and Lighting	12%	13%		12%

TOTAL	17%	17%		18%

CAPITAL EMPLOYED
IT Services and Products	90,421	54,184		93,969
Consumer Care and Lighting	17,746	2,825		17,292
Others	61,018	46,666		50,659

TOTAL	169,186	103,675		161,920

CAPITAL EMPLOYED COMPOSITION
IT Services and Products	53%	52%		58%
Consumer Care and Lighting	10%	3%		11%
Others	36%	45%		31%

TOTAL	100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services and Products	41%	51%		44%
Consumer Care and Lighting	14%	42%		19%

TOTAL	25%	29%		27%

CONDENSED CONSOLIDATED FINANCIAL STATEMENT OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Report
a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by The Institute of Chartered Accountants of India.

b)	Segment revenue includes certain exchange differences which are reported in other income, in the financial statements. PBIT for the quarter ended June 30, 2008 includes certain operating other income of Rs. 55 Million (2007: Rs.27 Million, 2008: Rs. 419 Million) in IT Services, Rs. 12 Million (2007: Rs.28 Million, 2008: Rs. 53 Million) in IT Products, Rs. 18 Million in Consumer Care and Lighting (2007:Rs. 7 Million, 2008: Rs. 71 Million) and Rs.58 Million in Others (2007: Rs.216 Million, 2008: Rs. 281 Million) which is not included in the segment revenue.

c)	Segment revenue resulting from transactions with other business segments is accounted on the basis of transfer price agreed between the segments. Such transfer prices are either determined to yield a desired margin or agreed on a negotiated basis.

d)	PBIT for the quarter ended June 30, 2008 is after considering restricted stock unit amortization of Rs 433 Million (2007: Rs 286 Million and 2008: 1,166 Million).

e)	Capital employed of segments does not include current liabilities. The net current liability of segments is as follows :–

	As of June 30,		As of March 31,
Particulars	2008	2007	2008

IT Services and Products	44,726	23,989	30,456
Consumer Care and Lighting	3,983	1,684	3,382
Others	22,645	7,446	20,582

	71,354	33,119	54,420

f)	Capital employed of ‘Others’ includes cash and cash equivalents including liquid mutual funds of Rs. 56,165 Million (2007: Rs.37,074 Million, 2008: Rs. 42,933 Million).

g)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

	Quarter ended June 30,				As of March 31,
Particulars	2008	%	2007	%	2008	%

India	12,558	21	10,185	24	48,847	24
United States of America	26,189	44	19,153	46	87,439	44
Europe	14,473	24	10,545	25	48,259	24
Rest of the world	6,448	11	1,906	5	15,030	8

	59,668		41,789		199,575

h)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segments.
13.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.